Exhibit 99
CONTACT:          Diane Newman
                  Investor Relations Manager
                  dnewman@lasre.com
                  (441)292-3339
                                                          FOR IMMEDIATE RELEASE

         LaSalle Re Holdings Names Interim Chief Financial Officer;
                            Appoints Accountants

Hamilton, Bermuda, October 28, 1999 -- LaSalle Re Holdings Limited (NYSE:LSH) today announced that it has appointed Clare E. Moran Senior Vice President, Treasurer and interim Chief Financial Officer. Ms. Moran was previously
Vice President, Finance.

"We welcome Clare to the role of interim Chief Financial Officer," said Chief Executive Officer Guy D. Hengesbaugh. "She has a long association with LaSalle Re and, in her new capacity, will lead our financial reporting function while ensuring a smooth transition to a new audit group."

The company also announced that effective October 25, 1999, it has engaged Deloitte & Touche as its independent auditors. The engagement of Deloitte & Touche has been recommended by the company's audit committee, authorized by its board of directors and will be presented for shareholder approval at the company's annual general meeting of shareholders on February 23, 2000.

LaSalle Re's previous independent auditors, KPMG, tendered their resignation effective October 25, 1999, citing a potential independence issue that could have arisen in connection with the company's upcoming audit. KPMG stated that, based on emerging independence standards and guidelines from the American Institute of Certified Public Accountants, the Independence Standards Board, and the Securities and Exchange Commission, it believed the potential independence issue could have arisen as a result of a personal relationship between an officer of LaSalle Re and a member of the firm of KPMG who was not working on the audit engagement.

KPMG has provided a letter to the SEC and the company confirming that there have been no disagreements between KPMG and the company with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and that its past audit reports contain no adverse opinion or disclaimer and have not been qualified or modified.

LaSalle Re Holdings Limited, through its operating company, LaSalle Re Limited, writes high severity, low frequency reinsurance, primarily property catastrophe reinsurance, on a worldwide basis.